CNL Strategic Residential Credit, Inc. 10-12G

Exhibit 10.13

SERVICE AGREEMENT

THIS SERVICE AGREEMENT (“Agreement”) is made and entered into as of the 29th day of May, 2025 (the “Effective Date”), by and between CNL Capital Markets, LLC, a Florida limited liability company (“CCM”), and CNL Residential Credit Manager, LLC, a Delaware limited liability company (the “Administrator”).

WHEREAS, CNL Strategic Residential Credit, Inc. (the “Fund”) proposes to offer and sell up to $250,000,000 shares of common stock of the Fund (the “Shares”) pursuant to a private placement offering (the “Offering”) that is intended to qualify for an exemption from registration under Section 4(a)(2) of the Securities Act of 1933, as amended, (the “Act”) and Rule 506(b) of Regulation D promulgated thereunder, and an exemption from registration under various state securities laws; and

WHEREAS, the Fund is initially offering up to $100,000,000 of Class FA Shares, and once the minimum offering requirement of $25,000,000 in Shares is satisfied, the Fund may choose to have an initial closing for the Class FA Shares, and the Fund, in its sole and absolute discretion, may begin to offer any combination of Class A Shares, Class T Shares, Class D Shares or Class I Shares up to the remaining maximum amount of the offering; and

WHEREAS, the Administrator is entering into this Agreement individually and on behalf of the Fund and references in this Agreement to actions, representations, warranties, and agreements of the Administrator shall refer to actions, representations, warranties, and agreements of the Administrator, either individually or on behalf of the Fund, as applicable; and

WHEREAS, the Administrator desires to retain CCM to act as an agent on its behalf and on behalf of the Fund to provide certain services to the Fund in connection with the Offering and thereafter, as set forth herein, and CCM is willing and desires to accept such retention, all upon the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the terms and conditions hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is agreed between CCM and Administrator (collectively, the “Parties”), as follows:

1.              Appointment and Third Party Agreements

A.              Transfer Agent Services. Subject to and in accordance with the terms and conditions herein set forth, the Administrator hereby retains and appoints CCM to act as an agent duly authorized to act on behalf of the Fund for purposes of negotiating and executing on a Transfer Agency and Service Agreement with a duly registered transfer agent, SS&C GIDS, Inc., a Delaware corporation (“SS&C”), or their successor in CCM’s sole discretion, for the purposes of obtaining transfer agent, registrar, paying agent and redemption agent services for the term of this Agreement (the “TASA Agreement”).

B.              Electronic Account Services. Subject to and in accordance with the terms and conditions herein set forth, the Administrator hereby retains and appoints CCM to act as an agent duly authorized to act on behalf of the Fund for purposes of negotiating and executing on behalf of the Fund an agreement with an investor and financial professional online account and data access and service provider, SS&C GIDS, Inc., a Delaware corporation, or their successor in CCM’s sole discretion, for the term of this Agreement (the “SS&C Agreement”).

C.              Financial Technology Services. Subject to and in accordance with the terms and conditions herein set forth, the Administrator hereby retains and appoints CCM to act as an agent duly authorized to act on behalf of the Fund for purposes of negotiating and executing on behalf of the Fund an agreement with financial technology service providers, such as Alternative Investment Exchange, LLC, SEI Investments Company (Altigo), +Subscribe, and Institutional Capital Network, Inc., for the term of this Agreement (the “FinTech Agreement”).

D.              Alternative Investment Product Services. Subject to and in accordance with the terms and conditions herein set forth, the Administrator hereby retains and appoints CCM to act as an agent duly authorized to act on behalf of the Fund for purposes of negotiating and executing on behalf of the Fund an agreement with the National Securities Clearing Corporation (“NSCC”), or their successor in CCM’s sole discretion, (the “NSCC Agreement”) for the purposes of participation in the Alternative Investment Product platform.

E.              Additional Agency. The Administrator hereby retains and appoints CCM to act as an agent duly authorized to act on behalf of the Fund for purposes of negotiation and execution on behalf of the Administrator of any and all agreements ancillary to or required for completion of the services set forth in Exhibit “A” attached hereto, which is made a part hereof, as amended from time to time (collectively, the “Services”) in addition to the TASA Agreement, the SS&C Agreement, the FinTech Agreement, and the NSCC Agreement (the TASA Agreement, the SS&C Agreement, the NSCC Agreement, and these ancillary agreements, if any, collectively referred to as the “Service Agreements”), including without limitation the “Communication Services” and “Financial Technology Services” as set forth therein. CCM’s signature on any Service Agreement shall be fully binding upon the Fund (and, for such purpose, the Fund hereby constitutes and appoints CCM the Fund’s true and lawful attorney-in-fact), and the Administrator grants CCM the right to act on behalf of the Fund pursuant to such Service Agreements and to provide such related services as may be reasonably required, and each act or omission of CCM under or pursuant to such Service Agreements is hereby adopted by the Administrator on behalf of the Fund as authorized and shall be binding on the Fund as if the Fund had acted or omitted to act.

F.              Acceptance. CCM hereby accepts the appointment as agent and agrees to perform, or cause to be performed, the Services in accordance with the terms and conditions hereinafter set forth. In connection with the TASA Agreement and the SS&C Agreement and all services provided thereunder, CCM shall be considered as the Administrator’s agent, and shall not be deemed to provide such services. The Administrator also acknowledges and accepts the terms and fees associated with the Service Agreements.

2.              Services and Terms

A.              CCM shall perform, or cause to be performed, the Services, pursuant to Administrator’s reasonable policies and procedures applicable to such Services as timely provided in writing to CCM.

B.              CCM shall enter into the Service Agreements as set forth above.

C.              CCM shall determine the levels and priorities applicable to the Services and related actions taken in connection therewith, but shall in all cases performing Services within a commercially reasonable time as applicable.

D.              In the event an investor, broker-dealer, registered investment adviser registered under the Investment Advisers Act of 1940 or under applicable state securities laws, or financial professional contacts CCM regarding any of the issues set forth in Exhibit “B” attached hereto, which is made a part hereof, CCM shall refer such investor, broker-dealer, registered investment adviser or financial advisor to another party per the written instructions of the Administrator.

E.              Administrator hereby agrees that CCM shall have full discretion to engage subcontractors, its affiliates, and third-party service providers to perform, and assist CCM with the performance of, any and all of its obligations under this Agreement.

F.              It is intended that CCM be deemed an independent service provider and that no employment relationship shall be created between Administrator on the one hand and CCM or CCM’s employees, agents or subcontractors on the other hand.

G.              Nothing in this Agreement shall in any way be deemed to restrict the right of CCM to perform services for any other person or entity, and the performance of such services for others shall not be deemed to violate or give rise to any duty or obligation to Administrator or any other person or entity, including without limitation any investor not specifically undertaken by CCM hereunder.

H.              Administrator agrees to use reasonable efforts to provide CCM (1) advance written notice in the event that there are any administrative changes to Administrator’s or the Fund’s governing documents, business practices or the Offering which changes would have an impact on the Services provided pursuant to this Agreement, including, but not limited to, changes to Fund’s dividend reinvestment plan, redemption plan, commissions and fees (including discounts) paid on sales of shares, distribution and stockholder servicing fees, offering prices of shares, classes of shares being offered, investor suitability standards, the states where shares are offered, distribution rates or declaration and payable dates, introduction of new securities offerings, and changes in business practices pertaining to certification of shares, book entry, electronic delivery of information to stockholders; and (2) prompt notice of Fund’s filing of a registration statement or any other form with the SEC, and any amendments thereto, that affect the Services provided by CCM pursuant to this Agreement.

I.              CCM agrees to maintain policies and procedures reasonably designed to prevent violations of applicable securities laws.

J.              Within the sixty (60) day period after the effective date of this Agreement, the parties hereto shall confer, diligently and in good faith, to agree upon (1) the operational service level standards that shall be measured under this Agreement, if any, and (2) the ongoing reports to the Administrator to be provided under this Agreement, if any, and/or as they arise, including compliance reporting.

3.	Compensation and Payment of Third-Party Pass-Through Fees

As consideration for the provision of the Services under this Agreement, to the extent utilized, in the reasonable judgement of the parties, Administrator shall cause the Fund to pay fees, expenses, and payments paid directly to third parties for services provided to the Administrator on behalf of the Fund and Fund in connection with a Service Agreement (“Service Agreement Fees”), FinTech Agreement (“Financial Technology Services Fees”) and Communication Services (“Communication Services Fees”), as more particularly set forth herein. In full consideration for the provision of the services provided by the Administrator pursuant to this Agreement, the parties acknowledge that there shall be no separate fee paid to the Administrator or CCM in connection with the services provided. Administrator agrees use its best efforts to cause the Fund to timely pay any and all Service Agreement Fees, Financial Technology Services Fees, and Communication Services Fees.

A.	Service Agreement Fees

Service Agreement Fees are pass through fees billed directly to the Fund (passed through the Administrator) by the third-party providing a Service under a Service Agreement. The Administrator, and not the Fund, is exclusively responsible for their timely payment, and for any fees or costs associated with any late payments. In the event of a disputed payment, CCM will cooperate with Administrator to resolve the matter in accordance with the terms of the applicable Service Agreement. Certain Service Agreements, including but not limited to the TASA Agreement, will contain fee and pricing features that are determined (1) based on actual specific performance of Services for the Fund; and (2) based upon aggregate numbers of investor accounts served by all CCM Fund clients that are beneficiaries of a given Service Agreement, including but not limited to the Fund (the “Platform Size Benefits”). Administrator acknowledges that CCM cannot control fluctuations in the aggregate number of Administrator accounts that determine the calculation of Platform Size Benefits. CCM will provide an annual report to the Fund’s Manager detailing all Service Agreements, including the fees charged in each and changes to the prior year fees and/or services.

B.	Communication Services Fees

Communication Services Fees include pass through fees billed directly to the Fund by a third-party providing Communication Services, either under a Service Agreement or at the request of CCM in connection with its completion of the Communication Services. The Administrator, and not the Fund, is exclusively responsible for their timely payment, and for any fees or costs associated with any late payments. In the event of a disputed payment, CCM will cooperate with Administrator to resolve the matter.

C.	Financial Technology Services Fees

Financial Technology Services Fees include pass through fees billed directly to the Fund by a third party providing Financial Technology Services, either under a Service Agreement or at the request of CCM in connection with its completion of the Financial Technology Services. The Administrator, and not the Fund, is exclusively responsible for their timely payment, and for any fees or costs associated with any late payments. In the event of a disputed payment, CCM will cooperate with Administrator to resolve the matter.

D.	Payment Schedule

All reimbursable amounts due and payable pursuant to any Service Agreement under this Agreement, including all exhibits thereto, shall be due and payable to CCM by Fund within thirty (30) calendar days of request for reimbursement by CCM, except for any fees or expenses that are subject to good faith dispute. In the event of such a dispute, only that portion of the fee or expense subject to the good faith dispute may be withheld. Administrator shall notify CCM in writing within thirty (30) calendar days following the receipt of each invoice if an Administrator is disputing any amounts in good faith together with a statement specifying the portion of fees or expenses being withheld and a reasonably detailed explanation of the reasons for withholding such fees or expenses. If Administrator does not provide such notice of dispute within the required time, the invoice will be deemed accepted. Whenever Administrator withholds payment of a disputed portion of any invoice, the parties hereto will negotiate expeditiously and in good faith to resolve any such disputes within thirty (30) calendar days of the original notice of dispute. Administrator shall settle such disputed amounts within ten (10) calendar days of the day on which the parties hereto agree on the amount to be paid by payment of the agreed amount. If no agreement is reached, such disputed amounts shall be settled as may be required by law or legal process.

E.	Late Payments

If any undisputed amount in an invoice (for reimbursable fees or reimbursable expenses hereunder) is not paid when due, CCM may, after prior written notice to the Administrator, charge such undisputed amount against any monies held under this Agreement on behalf of the applicable Administrator. Without limiting the foregoing, if any undisputed amount in an invoice of CCM (for reimbursable fees or reimbursable expenses) is not paid when due, or if any disputed amount in an invoice of CCM (for reimbursable fees or reimbursable expenses) is not paid when due and is subsequently determined to have been due, Administrator shall pay CCM interest thereon (from due date to the date of payment) at a per annum rate equal to one percent (1.0%) plus the Prime Rate (that is, the base rate on corporate loans posted by large domestic banks) published by the The Wall Street Journal (or, in the event such rate is not so published, a reasonable equivalent published rate selected by CCM) on the first day of the publication during the month when such amount was due. Notwithstanding any other provision hereof, such interest rate shall be no greater than permitted under applicable provisions of law.

4.	Confidentiality of Records

A.             As used herein, “Fund Data” means all information and facts owned by the Fund or collected on behalf of the Administrator, including, without limitation, any technical, business or investor information, of any kind, or in any form, format or medium (including, without limitation, all interrelated, unique data items or records in one or more computer files). CCM shall keep confidential any Fund Data it receives, maintains, processes or otherwise accesses while providing the Services contemplated herein and will use such Fund Data solely for performing its obligations under this Agreement. CCM will not release Fund Data except as otherwise provided for in Section 4 or with the consent of Administrator. Notwithstanding the above, CCM may release Fund Data to its nominees, subcontractors or third-party service providers, including providers under the Service Agreements (the “Third Parties”), provided that each such Third Party shall be required by CCM to agree to comply with the terms of confidentiality in this Agreement or other substantially similar terms.

B.              Administrator will provide CCM with such information as CCM may reasonably require in order to comply with its duties under this Agreement. CCM will maintain such reports and records as Administrator may reasonably require and for such length of time as required by applicable laws, rules and regulations, and as set forth by Administrator’s record retention policies, but at least as long as required by the record retention policy of CCM.

C.              All records, data files, material, reports and other data received pursuant to this Agreement are the property of Administrator, are confidential and will be delivered to Administrator upon Administrator’s demand at Administrator’s expense.

D.              Both CCM and the Administrator shall have in place and comply with reasonable privacy and confidentiality policies and/or procedures in order to comply with all applicable privacy laws, rules and regulations and to safeguard all Fund Data. Such policies and/or procedures shall be available for review by either CCM or the Administrator upon request to the other party.

E.              Notwithstanding anything to the contrary in this Agreement, CCM may disclose this Agreement and any amendments, terminations and renewals thereof to: (i) third party due diligence firms and their broker-dealer clients, upon such due diligence firm’s request, to facilitate the review of Administrator’s offerings in connection with the sale thereof; or (ii) upon the advice of counsel; or (iii) as may be required by applicable laws, rules and regulations.

F.              CCM is authorized to disclose information concerning Fund Data to its affiliates and to Third Parties as may be necessary solely in connection with the administration of or performance of this Agreement as set forth herein, to CCM’s internal and external auditors, accountants and counsel, and to any other person or entity when so advised by counsel where CCM may incur liability for failing to do, including as may be required under applicable laws, rules and regulations or based upon requests by regulators or other government agencies.

G.              Except for the agreement to exert reasonable efforts to attempt to correct failures of any third party to operate in material compliance with the operational and confidentiality requirements provided herein and in their respective service agreements, CCM makes no warranty that errors or failures will not occur or that they may be resolved. Except as expressly stated herein or for an incident arising from CCM’s gross negligence or willful misconduct, CCM expressly disclaims responsibility for breaches of confidentiality or for loss of confidential data and Administrator Data by third parties.

5.              Limitation of Liability; Indemnification

A.              Limitation of Liability

1.              Subject to any limitations imposed by the Fund’s charter, CCM shall not be liable for any Losses (as defined in Section 5.B.1.) or action taken or omitted or for any loss or injury resulting from CCM’s (including, but not limited to, its agents, nominees and/or subcontractors) or third party service providers’ performance or failure to perform their respective duties hereunder in the absence of gross negligence or willful misconduct on their respective parts. Subject to any limitations imposed by the Fund’s charter (or equivalent), and except to the extent of CCM’s gross negligence or willful misconduct or for any violation of any federal securities law or any “blue sky” or state securities law, in no event shall CCM be liable to the Fund, Administrator, any investor, or any third party (i) for acting in accordance with Administrator’s instructions or instructions from any entity or individual reasonably believed by CCM to be an agent of Fund; (ii) for special, consequential or punitive damages; (iii) for the acts or omissions of its correspondents, designees, agents, subagents; or (iv) any Losses (as defined in Section 5.B.1.) due to forces beyond the reasonable control of CCM, including without limitation, strikes, work stoppages, acts of war or terrorism, insurrection, revolution, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software or hardware) services. With respect to any Losses (as defined in Section 5.B.1.) incurred as a result of the acts or the failure to act by any correspondents, designees, agents, subagents, sub-agents, contractors or sub-contractors, CCM shall take appropriate action, as determined by CCM in its sole discretion, to recover such Losses from such correspondents, designees, agents, sub-agents, contractors or sub-contractors, and CCM’s sole responsibility and liability to the Fund, Administrator and investors shall be limited to such amounts, if any, recovered from same less any costs and expenses incurred by CCM in any such recovery efforts. Except with respect to Losses resulting from CCM’s gross negligence or willful misconduct, with respect to any and all Losses howsoever arising from or in connection with this Agreement or the performance of CCM’s (or its nominees’, subcontractors’ or third-party service providers’) duties hereunder, the enforcement of this Agreement and disputes between the Parties hereto or otherwise related to CCM’s performance hereunder, CCM’s sole responsibility and aggregate liability to Fund or Administrator shall not exceed the amount of reimbursable fees paid by Administrator to CCM (exclusive of costs and expenses incurred by CCM) pursuant to Section 3 of this Agreement.

2.              Notwithstanding any provisions of this Agreement to the contrary, unless CCM has actual knowledge indicating otherwise, CCM shall be under no duty or obligation to inquire into, and shall not be liable for:

i.	The legality of the issue, purchase, sale, redemption or transfer of any securities, the sufficiency of the amount to be paid or received in connection therewith, or the authority of Fund to request such issuance, purchase, sale, redemption or transfer;

ii.	The legality of the declaration of any dividend by Fund, or the legality of the issue of any securities in payment of any stock dividend;

iii.	The legality of any recapitalization or readjustment of the securities; or

iv.	The legality or accuracy of any tax reporting, withholding or cost basis reporting.

3.	Third Party Information

CCM shall have no responsibility for the accuracy of any information that has been provided by or obtained from third parties.

4.	Trustee or Fiduciary

Nothing contained herein shall cause CCM to be deemed a trustee or fiduciary for or on behalf of Fund, any investor, or any other person. The Services provided by CCM hereunder are in addition to the services provided by CCM under any other agreements, if applicable, between the Parties.

B.	Indemnification

1.              The Administrator agrees, to the extent permitted by the Fund’s charter (or equivalent) and applicable federal and state law (including, but not limited to, federal and state securities law), to indemnify, defend and hold harmless CCM, and when appropriate, its agents, nominees and subcontractors, and their respective officers, directors, partners, employees, associated persons, agents and control persons against any and all losses, claims, damages, liabilities and expenses, including reasonable legal (including attorneys’ fees), and other expenses incurred in investigating or defending such claims or liabilities (collectively referred to herein as “Losses”), joint or several, whether or not resulting in any liability to such persons, to which they or any of them may become subject, insofar as such Losses (or actions in respect thereof) arise out of or are based upon this Agreement or the performance of their duties hereunder, the enforcement of this Agreement and disputes between the Parties hereto or otherwise related to their performance hereunder. Provided, however, that nothing contained herein shall require that CCM (or its agents, nominees and subcontractors) be indemnified for Losses to the extent they are caused by its (or its agents’, nominees’ and subcontractors’, respectively) gross negligence or willful misconduct. Nothing contained herein shall limit or in any way impair the right of CCM to indemnification under any other provision of this Agreement. For purposes of this Section B, “control persons” with respect to an entity, means those persons who possess, directly or indirectly, the power to direct or cause the direction of the management or policies of such entity, whether through the ownership of voting securities, by contract, or otherwise.

2.              CCM agrees, to the extent permitted by applicable federal and state law (including, but not limited to, federal and state securities law) to indemnify, defend and hold harmless the Fund and the Administrator, and their respective officers, directors, partners, employees, associated persons, agents and control persons, from and against any and all Losses, joint or several, whether or not resulting in any liability to such persons, to which they or any of them may become subject, insofar as such Losses (or actions in respect thereof) arise out of or are based upon this Agreement or the performance of their duties hereunder, the enforcement of this Agreement and disputes between the Parties hereto or otherwise related to their performance hereunder. Provided, however, that nothing contained herein shall require that Fund and Administrator (or its agents, nominees and subcontractors) be indemnified for Losses except to the extent they are caused by the gross negligence or willful misconduct of CCM (or its agents, nominees and subcontractors). Nothing contained herein shall limit or in any way impair the right of Fund or the Administrator to indemnification under any other provision of this Agreement.

3.              The parties hereto agree that CCM may assign to Fund or Administrator, at the Fund’s or Administrator’s request, any and all rights of subrogation CCM may have against any third party vendors, correspondents, agents, sub-agents, contractors, sub-contractors or consultants as and in full satisfaction of any obligation of indemnity CCM may have to Fund or Administrator under this Agreement.

4.              Any party entitled to contribution or indemnification will, promptly after receipt of such notice of commencement of any action, suit, proceeding or claim against him or it in respect of which a claim for contribution or indemnification may be made against another indemnifying party or indemnifying parties, notify such other indemnifying party or indemnifying parties. Failure to so notify such other indemnifying party or indemnifying parties shall not relieve such other indemnifying party or indemnifying parties from any other obligation it or they may have hereunder or otherwise, unless the indemnifying party has been materially prejudiced in its ability to defend the action as a result of such delay. If such other indemnifying party or indemnifying parties are so notified, such other indemnifying party or indemnifying parties shall be entitled to participate in the defense of such action, suit, proceeding or claim at its or their own expense or in accordance with arrangements satisfactory to all parties who may be required to contribute. After notice from such other indemnifying party or indemnifying parties to the indemnified party entitled to contribution or indemnification of its or their acknowledgement of its or their obligations hereunder and its or their election to assume its or their own defense, the indemnifying party or indemnifying parties so electing shall not be liable for any legal or other expenses of litigation subsequently incurred by the indemnified party entitled to indemnification or contribution in connection with the defense thereof, other than the reasonable costs of investigation. No party shall be required to contribute or provide indemnification with respect to the settlement amount of any action or claim settled without its consent, which shall not be unreasonably withheld.

6.              Representations, Warrants and Covenants of CCM

A.              CCM hereby represents, warrants and covenants during the full term of this Agreement, that:

1.              It is duly organized and validly existing under the laws of Florida with full power and authority to conduct its business.

2.              It has the power and authority to enter into and perform this Agreement; and the execution and delivery of this Agreement by CCM has been duly and validly authorized by all necessary action. This Agreement constitutes the valid and binding agreement of CCM, enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar state or federal debtor relief laws from time to time in effect which affect the enforcement of creditors’ rights generally and by general equitable principles. CCM is not in violation of its articles of organization or limited liability company operating agreement or in default under any agreement or instrument the effect of which violation or default would be material to CCM. None of: (i) the execution and delivery by CCM of this Agreement; (ii) the consummation by CCM of any of the transactions herein or therein contemplated; and (iii) the compliance by CCM with the provisions hereof or thereof, does or will conflict with or result in a breach of any term or provision of the articles of organization or limited liability company operating agreement of CCM or conflict with, result in a breach, violation or acceleration of, or constitute a default under, the terms of any agreement or instrument to which CCM is a party or by which it is bound or, to the knowledge of CCM, any statute, order or regulation applicable to CCM of any court, regulatory body, administrative agency or governmental body having jurisdiction over CCM. CCM is not a party to, bound by or in breach or violation of any agreement or instrument or, to the knowledge of CCM, subject to or in violation of any statute, order or regulation of any court, regulatory body, administrative agency or governmental body having jurisdiction over it that materially and adversely affects, or may in the future materially and adversely affect: (i) the ability of CCM to perform its obligations under this Agreement; or (ii) the business, operations, financial conditions, properties or assets of CCM.

3.              There are no actions or proceedings against, or investigations of, CCM pending or, to the knowledge of CCM, threatened, before any court, arbitrator, administrative agency or other tribunal: (i) asserting the invalidity of this Agreement; (ii) seeking to prevent the consummation of any of the transactions contemplated by this Agreement; or (iii) that might materially and adversely affect the performance by CCM of its obligations under, or the validity or enforceability of, this Agreement.

4.              CCM will, during the full term of this Agreement, abide by all applicable provisions of its governing instruments, as the same may be amended.

7.	Representations, Warrants and Covenants of Administrator

A.             Administrator hereby represents, warrants and covenants during the full term of this Agreement, that:

1.              It is duly organized and validly existing under the laws of Delaware with full power and authority to conduct its business.

2.              It has the power and authority to enter into and perform this Agreement on behalf of the Fund; and the execution and delivery of this Agreement by Administrator has been duly and validly authorized by all necessary action. This Agreement constitutes the valid and binding agreement of Administrator, enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar state or federal debtor relief laws from time to time in effect which affect the enforcement of creditors’ rights generally and by general equitable principles. Administrator is not in violation of its certificate of formation or limited liability company agreement or in default under any agreement or instrument the effect of which violation or default would be material to Administrator. None of: (i) the execution and delivery by Administrator of this Agreement; (ii) the consummation by Administrator of any of the transactions herein or therein contemplated; and (iii) the compliance by Administrator with the provisions hereof or thereof, does or will conflict with or result in a breach of any term or provision of the charter of Administrator of Fund or conflict with, result in a breach, violation or acceleration of, or constitute a default under, the terms of any agreement or instrument to which the Fund or Administrator is a party or by which it is bound or, to the knowledge of Administrator, any statute, order or regulation applicable to Administrator of any court, regulatory body, administrative agency or governmental body having jurisdiction over Administrator. Administrator is not a party to, bound by or in breach or violation of any agreement or instrument or, to the knowledge of Administrator, subject to or in violation of any statute, order or regulation of any court, regulatory body, administrative agency or governmental body having jurisdiction over it that materially and adversely affects, or may in the future materially and adversely affect: (i) the ability of Administrator to perform its obligations under this Agreement; or (ii) the business, operations, financial conditions, properties or assets of Administrator.

3.              There are no actions or proceedings against, or investigations of, Administrator pending or, to the knowledge of Administrator, threatened, before any court, arbitrator, administrative agency or other tribunal: (i) asserting the invalidity of this Agreement; (ii) seeking to prevent the consummation of any of the transactions contemplated by this Agreement; or (iii) that might materially and adversely affect the performance by Administrator of its obligations under, or the validity or enforceability of, this Agreement.

4.              The Administrator acknowledges that CCM (1) is not a registered transfer agent under Section 17A(c) of the Securities Exchange Act of 1934, as amended, and is not acting as a fiduciary or in the capacity of a transfer agent; and (2) is not a member of the Financial Industry Regulatory Authority (FINRA) and is not acting as a broker or dealer in connection with performing Services for the Administrator.

5.              Administrator will, during the full term of this Agreement, abide by all applicable provisions of its governing instruments, as the same may be amended.

8.	Term and Termination

A.             The initial term of this Agreement shall commence on the Effective Date as noted above and shall expire on December 31, 2025. Upon the expiration of such initial term or any renewal thereof, this Agreement shall then automatically be renewed for consecutive one (1) year periods (each such renewal, a “Renewal Term”). Renewal Terms exactly align with a given calendar year. Notwithstanding the above, the Agreement may otherwise be terminated earlier as follows:

1.              By either CCM or Administrator, after having given the other party at least sixty (60) calendar days advance written notice of its intent to terminate.

2.              In the event that CCM shall fail to perform material services hereunder and such failure may result in a material adverse effect on Administrator’s business, Administrator may terminated this Agreement immediately on written notice to CCM.

B.              In the event that this Agreement is terminated, regardless of the reason for such termination, CCM agrees to cooperate with Administrator to provide for an orderly transfer of functions to the successor service provider.

9.	Survival of Terms

The provisions of Section 4 (Confidentiality of Records), and Section 5 (Limitation of Liability; Indemnification), Section 9 (Survival of Terms) and Section 13 (Governing Law and Venue) shall survive any termination of this Agreement.

10.	Notices

Unless otherwise provided herein, all notices or other communications under this Agreement must be in writing and signed by an authorized officer (or such other persons as either party shall specify in written notice to the other).

All such notices shall be deemed given and received when delivered by hand or facsimile transmission in conjunction with a transmission confirmation, or after three (3) days following placement in the U.S. mail addressed to the other party, first class certified mail, or via overnight courier service, at the applicable address set forth in this Section.

If sent to CCM:

CNL CAPITAL MARKETS, LLC. CNL Center at City Commons 450 South Orange Avenue Suite 1300 Orlando, Florida 32801 Attention: General Counsel

If sent to the Administrator:

CNL Residential Credit Manager, LLC. CNL Center at City Commons 450 South Orange Avenue Suite 1400 Orlando, Florida 32801 Attention: Chief Financial Officer

11.	Nonwaiver

The failure of any party to insist upon or enforce strict performance by any other party of any provision of this Agreement or to exercise any right under this Agreement shall not be construed as a waiver or relinquishment to any extent of such party’s right to assert or rely upon any such provision or right in that or any other instance; rather, such provision or right shall be and remain in full force and effect.

12.	Assignment

Except for the assignment by CCM (i) to a successor corporation upon the merger or consolidation of CCM, (ii) to an affiliate of CCM, or (iii) upon the sale of all or substantially all of CCM’s business of providing services similar to the Services, this Agreement shall not be assigned by any party hereto without the prior written consent of the other party hereto. The Fund shall be a third party beneficiary of this Agreement; otherwise there shall be no third party beneficiaries of this Agreement, and other than the Fund herein, no provision of this Agreement is intended to be for the benefit of any person or entity not a party to this Agreement, and no third party shall be deemed to be a beneficiary of any provision of this Agreement. Further, no third party shall by virtue of any provision of this Agreement have a right of action or an enforceable remedy against either party to this Agreement except the Fund.

13.	Governing Law and Venue

This Agreement shall be construed in accordance with the applicable laws of the State of Florida, excluding the choice of law provisions thereof. Any aggrieved party may proceed to enforce its rights in the appropriate action at law or in equity. Venue for all suits arising out of this Agreement shall lie exclusively in the courts of Orange County, Florida. By execution of this Agreement, each party hereby submits itself to the in personam jurisdiction of all courts of Orange County, Florida, and waives any right they may have to seek any change of jurisdiction or venue.

14.	Severability

In the event any provision of this Agreement shall for any reason be held to be invalid, illegal or unenforceable, the remaining provisions of this Agreement shall be unimpaired and the invalid, illegal or unenforceable provision shall be replaced by a mutually acceptable provision, which, being valid, legal and enforceable, comes closest to the intention of the Parties.

15.	Use of CCM’s Name

Administrator shall obtain the prior written consent of CCM for any reference to CCM or to services to be furnished by CCM in any communication or document, except as required to be disclosed in any document filed with the SEC; provided that CCM shall have no responsibility or liability for the content of any such communication or document.

16.	Headings

The section and paragraph headings contained herein are for convenience and reference only and are not intended to define or limit the scope of any provision of this Agreement.

17.	Counterparts

This Agreement may be executed in counterpart copies, each of which shall be deemed an original but all of which together shall constitute one and the same instrument comprising this Agreement.

18.	Attorneys’ Fees

Unless otherwise contemplated in this Agreement, the parties hereto agree to pay their own attorneys’ fees and costs as may be incurred in negotiating, preparing and drafting this Agreement, whether the same is finally entered into and executed or not.

19.	Amendment; Entire Agreement

No modification, amendment, supplement to or waiver of this Agreement or any of its provisions shall be binding upon CCM or Administrator unless made in writing and duly signed by authorized officers of each of CCM and Administrator. This Agreement constitutes the entire understanding between the parties hereto, and all prior or contemporaneous correspondence, conversations or memoranda are merged in, replaced by and without effect on this Agreement.

(signature page follows)

IN WITNESS WHEREOF, the Parties have duly executed this Service Agreement as of the date first written above.

CNL CAPITAL MARKETS, LLC (“CCM”)

By:	/s/ Tammy Tipton

Name:	Tammy J. Tipton

Title:	Chief Financial Officer

CNL RESIDENTIAL CREDIT MANAGER, LLC. (“ADMINISTRATOR”)

By:	/s/ Chirag Bhavsar

Name:	Chirag J. Bhavsar

Title:	CEO

EXHIBIT “A”

Services

●	Answer and resolve all incoming administrative or servicing calls
●	Provide personnel to assist with processing share subscriptions
●	Negotiate and set up interactive voice response strategy & call flows
●	Respond to incoming phone calls, e-mails, faxes, web, and mail correspondence relating to administrative services
●	Develop, maintain and/or seek approvals for or consultative services on administrative forms (hard copy or electronic) required for daily operations (including the subscription agreement; investor, financial professional or custodian administrative form changes; Transfer on death forms; Distribution Reinvestment Program forms; Share Repurchase forms
●	Ensuring updated investor forms are posted to www.cnlsecurities.com or other web venues as they become applicable (e.g. Vision) and facilitating the accurate dissemination of these documents to the Fund websites
●	Oversee and administer e-delivery program for investor communications including tax forms, monthly data feeds to broker-dealers, quarterly statements, proxies and annual reports, as applicable
●	Facilitate, oversee and act as a liaison to the transfer agent on behalf of the Fund for the following non-exclusive list of services:
o	Facilitate contracting, pricing and service level agreement negotiation
o	Oversight of transfer agents, technology vendors, telephone vendors, printers, statement companies, DTCC, and qualified plan custodians.
o	Facilitate new product / new offering procedures as they pertain to systems and technologies.
o	Oversight of investor-qualified plan custodian calls
o	Oversight of distributions processing and communications
o	Oversight of commissions processing and communications
o	Oversight of rescissions processing and communications
o	Processing of redemptions and tracking and communication of the same
o	Oversight of deposit processing
o	Oversight of ownership transfer, resales and secondary market oversight, if applicable, such as tracking trends, unusual activity.
o	Oversight of tax form generation and, where applicable; organizing the printing, mailing, re-printing, and electronic availability of the same.
o	Oversight and development of Vision, Digital Investor (f/k/a FAN Web) (Financial professional and Investor transactional websites) and FAN Mail.
o	Facilitation and servicing of investments by foreign investors, if allowable.
o	Oversight of various statement coordination, including account, distribution and confirmation statements
o	Ensure invoice reconciliation from various vendors (by providing confirmation that vendors are adhering to the contracted pricing & terms)
●	Provide analysis and consultative services, as needed, regarding transfer agent, custodial fund clearing services and related strategies

●	Provide Fund support, as needed, for business or regulatory purposes (including position reports and investor counts)
●	Facilitate, but not undertake, customer and advisor oversight of:
o	Transfer agent compliance and regulatory issues (SEC, FINRA, OFAC, Privacy Acts, and the Electronic Transactions Act and/or E-SIGN regulations)
o	Blue sky matters (including communication and reporting to prevent blue sky violations)
●	Internal & external client services training on processes and procedures
●	Perform outbound research and problem resolution calls (as it pertains to not-in-good-order “NIGO” issues)
●	Responding to all escalated issues including but not limited to:
o	Investor and financial professional phone calls
o	New business and maintenance issues and cures
o	Lost shareholder / escheatment
o	TIN certifications / IRS B & C notices
●	Maintenance and supervision of Vision and CNL Securities Corp. website log-in’s (as applicable)
●	Act as liaison to clearing firms, custodians and broker-dealers, including set up, problem-resolution, running reports, and reconciliations
●	Executive Management & Ad-hoc reports
●	Generation of investor & financial professional communications and provide consultation regarding the same
●	Facilitation of systems enhancement / development and provide consultation regarding the same
●	Development and maintenance of a data bridge for sales and tax reporting
●	Assist in negotiation and continued oversight of custodial accounts and /or escrow arrangements
●	Assist in the printing and mailing of offering documents where requested by the Administrator or the Fund.
●	Financial Technology Services
●	Communications Services as follows:
o	Oversee communications sent by SS&C or other service providers
o	Development of fund investor stationery
o	Development of operational forms and instructions
o	Development and implementation of branding
o	Creation of budget & planning for the next year
o	Development of Fund biographies
o	Provide investor relations/communications services
1.	General communication traffic coordination
2.	Corporate restructuring
3.	Coordinate and administer proxy firm and related services, as applicable, including solicitation
o	Coordinate approvals, print & distribute/mail (as needed):
1.	Valuation letters
2.	Tender offers
3.	Notice of deemed distribution approach

4.	Distribution declaration
o	Draft, coordinate approvals, print & distribute:
1.	Annual and quarterly reports
2.	Cover letter & envelopes for prospectus
3.	Error letters
4.	Statement updates (i.e. statement messages, tax messages)
5.	Crisis and other communications as needed
6.	Q&A’s
o	Manage and/or communicate through corporate events:
1.	Name changes
2.	Liquidation events
3.	Lawsuits
4.	Tax issues
5.	FP e-mails (announcements, press releases, etc.)
6.	Other matters as they arise
o	Manage platform communications:
1.	Monthly e-newsletter
2.	Arrange conference calls to BD/FP community
o	Coordinate and maintain investor section of Fund website
1.	Post forms & filings
2.	Arrange and test Digital Investor (f/k/a FanWeb) and other links
3.	Maintain/communicate other content as needed

EXHIBIT “B”

Administrator Service Escalations to Administrator and Its Designee

●	Legal requests

●	Requests for shareholder lists

●	Redemption requests when forms are received after the deadline

●	Rescission requests

●	Foreign investor approvals

●	Questionable resales

●	Some transfers requiring legal back up